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                                                     July 30, 1997

Re: Registration Statement on Form S-1
    (Registration No. 333-28411)


DecisionOne Corporation
50 East Swedesford Road
Frazer, Pennsylvania 19355


Ladies and Gentlemen:

         We have acted as counsel to DecisionOne Corporation (the "Company") in connection with the Company's Registration Statement on Form S-1 (No. 333-28411) (the "Registration Statement"), as amended, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of $150,000,000 aggregate principal amount of Senior Subordinated Notes due 2007 of the Company (the "Senior Subordinated Notes"). The Senior Subordinated Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and the State Street Bank and Trust Company, as Trustee (the "Trustee").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including the form of resolutions (the "Resolutions") to be adopted by the Board of Directors of the Company relating to the Senior Subordinated Notes and the Indenture.

         Upon the basis of the foregoing, we are of the opinion that when the Resolutions are duly adopted by the Board of Directors of the Company, the Senior Subordinated Notes will be duly authorized and, assuming the Indenture is duly executed and delivered by the Company and the Trustee, and the Senior Subordinated Notes are duly executed and authenticated in accordance with the Indenture, and duly delivered against payment of the agreed consideration therefor in accordance with the Underwriting Agreement referred to in the prospectus that is part of the Registration Statement, will be valid and binding obligations of the Company.



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DecisionOne Corporation             2                       July 30, 1997

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in such Registration Statement.


                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell